EXHIBIT 16.1


KPMG
      707 Seventeenth Street
      Suite 2700
      Denver, CO 80202


August 26, 2002


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Kestrel Energy, Inc. and, under the date of September 14, 2001, we reported on the consolidated financial statements of Kestrel Energy, Inc. as of June 30, 2001 and 2000 and for each of the years in the three-year period ended June 30, 2001. On August 22, 2002, our appointment as principal accountants was terminated. We have read Kestrel Energy, Inc.'s statements included under Item 4 of its Form 8-K dated August 22, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with Kestrel Energy, Inc.'s statement that the change was recommended and approved by the audit committee of the board of directors and the board of directors and we are not in a position to agree or disagree with Kestrel Energy, Inc.'s statement that Wheeler Wasoff P.C. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Kestrel Energy, Inc.'s financial statements.

Very truly yours,

/s/ KPMG LLP